Exhibit 99.2

Investor Presentation July 2023 Oklo’s Aurora powerhouse 15 MWe liquid metal fast fission power plant site and fuel secured for commercial plant deployment at the Idaho National Laboratory (“INL”) to go public in partnership with Alt C Acquisition Corp. Experimental Breeder Reactor II (“ EBR - II”) The inspiration for the Aurora powerhouse Digital rendering for illustrative purposes only

| Alt C Acquisition Corp. 2 About this presentation This presentation is provided for informational purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a potential transaction (the “proposed transaction”) between Oklo Inc . (“Oklo”) and AltC Acquisition Corp . (“ AltC ”) and related transactions and for no other purpose . The information contained herein does not purport to be all inclusive and no representations or warranties, express or implied, are given in, or in respect of, this presentation . To the fullest extent permitted by law, in no circumstances will Oklo, AltC or any of their respective subsidiaries, interest holders, affiliates, representatives, partners, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this presentation, its contents, its omissions, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith . Forward - Looking Statements This communication includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 . Forward - looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters . We have based these forward - looking statements on our current expectations and projections about future events . These forward - looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and operational metrics ; estimates and projections regarding future manufacturing capacity and plant performance ; estimates and projections of market opportunity and market share ; estimates and projections of adjacent energy sector opportunities ; Oklo’s projected commercialization costs and timeline ; Oklo’s ability to demonstrate scientific and engineering feasibility of its technologies ; Oklo’s ability to attract, retain, and expand its future customer base ; Oklo’s ability to timely and effectively meet construction timelines and scale its production and manufacturing processes ; Oklo’s ability to develop products and services and bring them to market in a timely manner ; Oklo’s ability to achieve a competitive levelized cost of electricity ; Oklo’s ability to compete successfully with fission energy products and solutions offered by other companies, including fusion, as well as with other sources of clean energy ; Oklo’s expectations concerning relationships with strategic partners, suppliers, governments, regulatory bodies and other third parties ; Oklo’s ability to maintain, protect, and enhance its intellectual property ; future ventures or investments in companies or products, services, or technologies ; Oklo’s ability to attract and retain qualified employees ; development of favorable regulations and government incentives affecting the markets in which Oklo operates ; Oklo’s expectations regarding regulatory framework development ; the potential for and timing of receipt of a license to operate nuclear facilities from the U . S . Nuclear Regulatory Commission ; the ability to achieve the results illustrated in the unit economics ; the potential benefits of the proposed transaction and expectations related to the terms and timing of the proposed transaction ; and the success of proposed projects for which Oklo’s powerhouses would provide power, which is outside of Oklo’s control . These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Oklo’s and AltC’s management and are not predictions of actual performance . These forward - looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability . Actual events and circumstances are difficult or impossible to predict and will differ from assumptions . Many actual events and circumstances are beyond the control of Oklo and AltC . These forward - looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward - looking statements . Such risks and uncertainties include changes in domestic and foreign business, the risk that Oklo is pursuing an emerging market, with no commercial project operating, regulatory uncertainties, the fact that Oklo has not entered into any definitive agreements with customers for the sale of power or recycling of nuclear fuel, the potential need for financing to construct plants, market, financial, political and legal conditions ; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the shareholders of AltC or Oklo is not obtained ; the risk that shareholders of AltC could elect to have their shares redeemed by AltC , thus leaving the combined company insufficient cash to grow its business ; the outcome of any legal proceedings that may be instituted against Oklo or AltC following announcement of the proposed transaction ; failure to realize the anticipated benefits of the proposed transaction ; risks relating to the uncertainty of the projected financial information with respect to Oklo ; the effects of competition ; changes in applicable laws or regulations ; the ability of Oklo to manage expenses and recruit and retain key employees ; the ability of AltC or the combined company to issue equity or equity - linked securities in connection with the proposed transaction or in the future ; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries ; and the impact of the global COVID - 19 pandemic on Oklo, AltC , the combined company’s projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks ; those factors discussed in AltC’s Quarterly Reports filed by AltC with the U . S . Securities and Exchange Commission (“SEC”) on Form 10 - Q and the Annual Reports filed by AltC with the SEC on Form 10 - K, in each case, under the heading “Risk Factors,” as well as the factors summarized in this presentation under “Risk Factors” and other documents filed, or to be filed, with the SEC by AltC . If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward - looking statements . There may be additional risks that neither Oklo nor AltC presently know or that Oklo and AltC currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements . In addition, forward - looking statements reflect Oklo’s and AltC’s expectations, plans or forecasts of future events and views as of the date of this communication . Oklo and AltC anticipate that subsequent events and developments will cause Oklo’s and AltC’s assessments to change . However, while Oklo and AltC may elect to update these forward - looking statements at some point in the future, Oklo and AltC specifically disclaim any obligation to do so . These forward - looking statements should not be relied upon as representing Oklo’s and AltC’s assessments as of any date subsequent to the date of this communication . Accordingly, undue reliance should not be placed upon the forward - looking statements . An investment in AltC is not an investment in any of our founders' or sponsors' past investments or companies or any funds affiliated with any of the foregoing . The historical results of these investments are not indicative of future performance of AltC , which may differ materially from the performance of the founders or sponsors past investments, companies or affiliated funds . Additional Information About the Proposed Transaction and Where to Find It The proposed transaction will be submitted to shareholders of AltC for their consideration . AltC intends to file a registration statement on Form S - 4 (the “Registration Statement”) with the SEC, which will include preliminary and definitive proxy statements to be distributed to AltC’s shareholders in connection with AltC’s solicitation for proxies for the vote by AltC’s shareholders in connection with the proposed transaction and other matters to be described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Oklo’s shareholders in connection with the completion of the proposed transaction . After the Registration Statement has been filed and declared effective, AltC will mail a definitive proxy statement/prospectus/consent solicitation statement and other relevant documents to its shareholders as of the record date established for voting on the proposed transaction . AltC’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus/consent solicitation statement and any amendments thereto and, once available, the definitive proxy statement/prospectus/consent solicitation statement, in connection with AltC’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed transaction, as well as other documents filed with the SEC by AltC in connection with the proposed transaction, as these documents will contain important information about AltC , Oklo and the proposed transaction . Shareholders may obtain a copy of the preliminary or definitive proxy statement/prospectus/consent solicitation statement, once available, as well as other documents filed by AltC with the SEC, without charge, at the SEC’s website located at www . sec . gov or by directing a written request to AltC Acquisition Corp . , 640 Fifth Avenue, 12 th Floor, New York, NY 10019 .

| Alt C Acquisition Corp. 3 About this presentation Participants in the Solicitation AltC , Oklo and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from AltC’s shareholders in connection with the proposed transaction . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of AltC’s shareholders in connection with the proposed transaction will be set forth in AltC’s proxy statement/prospectus/consent solicitation statement when it is filed with the SEC . You can find more information about AltC’s directors and executive officers in AltC’s final prospectus filed with the SEC on July 7 , 2021 and in the Annual Reports filed by AltC with the SEC on Form 10 - K . Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus/consent solicitation statement when it becomes available . Shareholders, potential investors and other interested persons should read the proxy statement/prospectus/consent solicitation statement carefully when it becomes available before making any voting or investment decisions . You may obtain free copies of these documents from the sources indicated above . No Offer or Solicitation This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . This communication is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described herein in the United States or any other jurisdiction . No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 , as amended, or exemptions therefrom . INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN . ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE . Unit Economics and Use of Projections The unit economics in this presentation (“Unit Economics”) were prepared solely for internal use and not with a view toward public disclosure or toward complying with Generally Accepted Accounting Principles, any published guidelines of the SEC or any guidelines established by the American Institute of Certified Public Accountants . The Unit Economics have been prepared by Oklo’s financial advisors and are the responsibility of Oklo’s management . The Unit Economics constitute forward - looking information, and is for illustrative purposes only, and should not be relied upon as necessarily being indicative of future results . The assumptions and estimates underlying the Unit Economics are inherently uncertain and are subject to a wide variety of significant business, economic, competitive, and other risks and uncertainties . See “Forward - Looking Statements” earlier in this presentation as well as “Risk Factors” at the end of this presentation . Actual results may differ materially from the results contemplated by Unit Economics contained in this presentation, and the inclusion of such information in this presentation should not be regarded as a representation by any person that the results reflected by the Unit Economics will be achieved . No Incorporation by Reference The information contained in the third party citations referenced in this communication is not incorporated by reference into this communication . Trademarks This presentation contains trademarks, service marks, trade names and copyrights of AltC , Oklo and other companies, which are the property of their respective owners . Risk Factors For a description of certain risks relating to Oklo, including its business and operations, and the proposed transaction, we refer you to “Risk Factors” at the end of this presentation .

| Alt C Acquisition Corp. 4 Introduction video Click image to view video | Alt C Acquisition Corp.

Partnership team

AltC Acquisition Corp.

Sam Altman

Co-Founder, CEO, and Director

Initial lead investor in Oklo and Chairman since 2015



OpenAI

Y

- CEO and Co-Founder, OpenAI
- Former President, Y Combinator
- Operating Partner, Churchill Capital Corp V, VI and VII
- Thought leader in artificial intelligence and energy technology

Michael Klein

Co-Founder and Chairman



CHURCHILL CAPITAL

M. Klein & Company

- Founder, Churchill Capital and Archimedes Advisors
- Managing Partner, M. Klein & Company
- Former Vice Chairman and CEO of Global Banking, Citi

OKLO

Jacob DeWitte

Co-Founder and CEO

Co-Founded Oklo in 2013



Massachusetts Institute of Technology

- 15+ years of experience in nuclear technology
- PhD in nuclear engineering, MIT
- Prior experiences at GE, Sandia National Labs, Urenco U.S., and the US Naval Nuclear Laboratory

Caroline Cochran

Co-Founder and COO

Co-Founded Oklo in 2013



Massachusetts Institute of Technology

- 15+ years of experience in nuclear technology
- MS in nuclear engineering, MIT
- Prior experiences in the Office of the Secretary of Defense and U.S. Department of Energy Nuclear Energy Advisory Committee

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OKLO | AltC Acquisition Corp.

| Alt C Acquisition Corp. Note: (1) AltC cash - in - trust was $515,791,749 as of June 30, 2023. For illustrative purposes only. Assumes no AltC shareholders exercise their redemption rights to receive cash from the trust account at closing. 6 Oklo to go public in partnership with AltC Acquisition Corp. AltC ( NYSE: ALCC ) proposes to combine with Oklo at an $850 million pre - money equity value with net transaction proceeds to be invested in growth initiatives to accelerate the business plan and fund the first deployment of the Aurora powerhouse (1) Sam Altman was an early investor in Oklo and has been Chairman since 2015 – partnership is consistent with AltC’s objective to provide public investors access to a compelling “hard tech” opportunity 1 2 3 4 6 Nuclear energy was a “hard tech” vertical of interest for AltC at formation and Oklo’s mission is to provide clean, reliable, affordable energy through the deployment of next generation fast reactor technology Oklo seeks customer adoption by targeting unaddressed decentralized grid use cases (e.g., data centers, defense) and by pursuing an attractive owner - operator model with an intention to sell power directly to customers under long - term contracts Oklo believe it has embedded opportunity to enhance its business with advanced fuel recycling technology to convert spent fuel to clean energy, which could provide future margin uplift and new revenue streams Existing Oklo shareholders will roll 100% of their existing equity into the combined company, AltC’s sponsor will subject 100% of its founder equity to performance hurdles , and Oklo’s founders and AltC’s sponsor have committed to long duration lock - ups 5

Simple proposed transaction structure with an attractive entry valuation

Transaction values Oklo at a pre-money equity value of $850 million, which is roughly half the value of comparable clean energy go public transactions

Clear alignment with public investors

- ✓ All net transaction proceeds invested in Oklo, no cash to Oklo shareholders
- ✓ Oklo shareholders to roll 100% of existing equity
- ✓ AltC's sponsor to subject 100% of retained shares to performance vesting
- ✓ Long duration lock-up for Oklo founders and AltC's sponsor
- ✓ Board of director talent to be assembled to provide support from proven business leaders and value creators in the public markets
- ✓ Single class of shares with equal voting rights for all shareholders
- ✓ No complex corporate structure or special shareholder tax agreements

Attractive entry valuation with upside potential

Oklo's unique attributes

Comparatively efficient operating cost structure
Expected annual operating costs of $19.5 million in 2024

Strong expected fit with unaddressed target markets given expected plant size
Decentralized grid use cases (e.g., data centers, defense)

Differentiated owner-operator business model intended to accelerate adoption
Zero upfront capital costs to the customer and quick targeted construction time

Targeting first plant deployment by 2026 or 2027

Additionally, AltC is a unique vehicle with no dilutive warrants

$850 million
Oklo pre-money equity value

Oklo valuation relative to comparable clean energy go public transactions



Announced
Closed – Trading Value
OKLO
energy (1)
NUSCALE
NETPOWER
Transaction Pre-Money Equity Value ($ in billions)
Enterprise Value
Equity Value
Enterprise Value
Equity Value
Max Value(2)
Current Value(3)
$0.85
$1.8
$3.4
1.5
$3.8
1.7
$3.1
2.0
$3.7
2.6
Nuclear 15-50 MWe
Nuclear 320 MWe
Nuclear 924 MWe
Natural Gas 300 MWe

Sources: X-energy, NuScale, and NetPower information is per public disclosure by the respective companies. Market data is per FactSet as of July 7, 2023.
Notes: (1) Pre-money equity value per X-energy press release on June 12, 2023, (2) All-time high estimated fully diluted equity value and enterprise value, (3) Current estimated fully diluted equity value and enterprise value.

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OKLO | AltC Acquisition Corp.

AltC Acquisition Corp.

Founded to provide public investors access to a compelling "hard tech" opportunity



Sam Altman

*CEO and Co-Founder, **OpenAI***
*Former President, **Y Combinator***

*Operating Partner, **Churchill Capital Corp V, VI, and VII***

OpenAI

- ✓ *AI research and deployment company focused on ensuring artificial general intelligence is safe and benefits all of humanity*
- ✓ *Released world's most powerful AI model in 2023: GPT-4*
- ✓ *Long-term strategic partnership with Microsoft*

Y

- ✓ *President of Y Combinator from 2014 through 2019*
- ✓ *Significantly grew Y Combinator's cohort size*
- ✓ *Funded and supported numerous "hard tech" companies*

Select Investments

OKLO, Reddit, DoorDash, Pinterest, airbnb, instacart, flexport., Helion Energy, stripe, Asana, Coalition, Aspen Neuroscience, Ashvattha Therapeutics, coinbase

AltC Acquisition Corp.

$500,000,000 raised at IPO

Listed in July 2021

Our Mission

Taking "early stage" to the next stage to deliver value to AltC shareholders

- ✓ Leverage our **unique access** to innovative companies to source a compelling **"hard tech" opportunity**
- ✓ Partner with a target company to prepare them for **success in the public markets**
- ✓ Utilize our extensive strategic and financial networks to **unlock new growth opportunities**

Churchill Capital

Sponsoring leading companies with a track record of completing unique go public transactions

5 transactions closed with $10+ billion of capital delivered[(1)(2)]

Pioneer in equity vehicles

Differentiated business partnership model and first GP team focused purely on public equity vehicles

Experienced dealmaker

Leading expertise leveraging our strategic and transaction experience on behalf of our partner companies

Unique sourcing capability

Renowned base of operating partners with extensive access to global network of industry leaders

Value creation playbook

Lineup of former executives of S&P 500 companies with deep operational expertise across sectors

Management partner

Interests aligned with and skills complementary to those of our target's existing management team

Track record of success

Demonstrated history of partnering with transformative high-growth companies to provide capital to scale

Lucid Motors case study: CHURCHILL CAPITAL IV[(1)]

LUCID

Nasdaq: LCID



- ✓ *$11.75 billion transaction value*
- ✓ *$4.4 billion of growth capital at closing*
- ✓ *Proven technology, ready to scale, accelerated by Churchill Capital*

Sources: Y Combinator website – Startup Directory, Churchill Capital I, II, III, IV and CF Finance Acquisition Corp. public disclosure.
Notes: (1) Past performance is not indicative of future results. (2) Represents trust proceeds (net of redemptions) plus incremental capital raised in connection with Churchill Capital I, II, III, IV and CF Finance Acquisition Corp.

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OKLO | AltC Acquisition Corp.

| Alt C Acquisition Corp. 9 Advancing atomic energy has been a long - standing investment focus of Sam Altman… …and nuclear technology was set as a “hard tech” vertical of interest for AltC at formation Energy Sam Altman June 29 , 2015 (1) I think a lot about how important cheap, safe, and abundant energy is to our future . A lot of problems – economic, environmental, war, poverty, food and water availability, bad side effects of globalization, etc . – are deeply related to the energy problem . I believe that if you could choose one single technological development to help the most people in the world, radically better energy generation is probably it . Throughout history, quality of life has gone up as the cost of energy has gone down . The 20 th century was the century of carbon - based energy . I am confident the 22 nd century is going to be the century of atomic energy (i . e . terrestrial atomic generation and energy relatively directly from the sun’s fusion) . I am unsure how the majority of the 21 st century will be powered, but I’d like to help get things moving . Although a lot of people are working on solar, I don’t think enough people are working on terrestrial - based atomic energy , which has major advantages when it comes to cost, density, and predictability . Given the potential importance, I’m making an exception to my normal policy of not joining YC boards for Helion and Oklo . Both of these companies went through YC about a year ago . Helion is working on fusion and Oklo is working on fission ; I’ve looked at many companies working on both and think these are the two best . I’ll be the chairman of both companies and I’m also investing in the seed/A rounds for both companies . “ ” Source: (1) https://blog.samaltman.com/energy | AltC Acquisition Corp.

Compelling investment opportunity aligned with AltC's "hard tech" focus

OKLO

AltC has been working with Oklo for a significant amount of time and has developed unique insight into its value creation opportunity

- ✓ Went through Y Combinator in 2014 and Sam Altman has been Chairman since 2015
- ✓ AltC and Oklo have been working together on public company readiness for over 9 months

Oklo's Aurora powerhouse



Digital rendering for illustrative purposes only

Policy support driven by the critical need for nuclear energy	• Emission-free baseload energy deployable at scale today • Bipartisan U.S. government support evidenced by the Inflation Reduction Act ("IRA") • Nuclear capacity would need to increase 3x for the U.S. to achieve a net-zero energy grid(1)
Simplified, modern design applied to demonstrated technology	• Strategic focus on small reactors (15-50 MWe)(2) to eliminate complexity and cost • Expected 15 MWe plant costs of <$60 million with targeted construction time of <1 year(3) • Underlying technology has inherent safety and has been operated for 30+ years
Attractive business model targeting profitable recurring revenue	• Pursuing an owner-operator model with an intention to sell power directly to customers under long-term contracts providing recurring revenue that cannot be disintermediated • Plants anticipated to be profitable in their first year of operation
Winning value proposition intended to accelerate customer adoption	• Strong expected fit with unaddressed decentralized grid use cases (e.g., data centers, defense) • No upfront capital and quick target construction time expected to motivate customer adoption • Robust customer interest with over 700 MWe under non-binding indications of interest
Site and fuel secured for first deployment	• Site and initial fuel load secured for first 15 MWe plant at the Idaho National Laboratory(4) • Non-binding commitments to pursue two 15 MWe Aurora powerhouses in Southern Ohio • Intensive regulatory work underway to support first deployment in 2026/2027(5)
Embedded potential upside from unique fuel recycling opportunity	• >90%(6) of potential energy remains in spent fuel after use by current reactors • Oklo's fast reactor technology is designed to uniquely operate on either fresh fuel or recycled fuel • Fuel recycling could provide Oklo potential future margin uplift and new revenue streams
Strong founder-led team with deep technical expertise	• Strong leadership across nuclear engineering, regulation, policy, economics, and marketing • Supported by leading technology and decarbonization focused investors

Notes: (1) Department of Energy - Pathway to Commercial Liftoff: Advanced Nuclear report (March 2023). (2) Oklo's initial focus is on the design and deployment of 15 MWe and 50 MWe plant sizes. Megawatt electric ("MWe") is defined as one million watts of electric capacity. (3) Targeted plant costs and construction timeline reflects expected run-rate operations after first deployment is achieved, and relies upon current assumptions of timing and costs, which may change through the regulatory process. (4) Idaho National Laboratory ("INL"), a Department of Energy national laboratory, is the nation's leading center for nuclear energy research and development. (5) Assumes all regulatory approvals have been obtained on the expected timelines. The regulatory process, including necessary NRC approvals and licensing, is a lengthy, complex process and projected timelines could vary materially from the actual time necessary to obtain all the required approvals. (6) Department of Energy (5 Fast Facts about Spent Nuclear Fuel).

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OKLO | AltC Acquisition Corp.

| AltC Acquisition Corp. 11 Our mission is to provide clean, reliable, affordable energy on a global scale We are executing our mission through the design and deployment of next generation fast reactor technology We believe we have an embedded opportunity to enhance our mission with advanced fuel recycling technology to convert spent fuel into clean energy

| AltC Acquisition Corp. Oklo was founded a decade ago to address stagnation in the U.S. nuclear industry Oklo origin story | AltC Acquisition Corp. 12 U.S. operable nuclear power capacity ( GWe ) (1) 0 50 100 1970 1980 1990 2000 2010 2020 2.8 4.1 1990 2022 U.S. nuclear capacity stagnant for over 30 - years… …meanwhile, U.S electricity consumption grew over 40% U.S. electricity consumption (trillion kWh) (2) Notes: (1) World Nuclear Association (Nuclear Power in the USA – June 2023). (2) U.S. Energy Information Administration (Electri city explained – Use of electricity webpage last updated April 20, 2023). Industry challenges observed by Oklo founders Lack of innovation and activity Project models disconnected from changing customer needs ✗ Large, complex, high - risk projects ✗ Intensive, specialized on - site labor ✗ Expensive (multi - billions of dollars) ✗ Multi - year construction prone to delays Opportunity Oklo founders saw x Forward signals indicated need for clean, abundant, reliable, and affordable energy x Potential design simplification of advanced reactor technology could address observed industry challenges

Oklo business model

Purpose-built to solve legacy nuclear deployment and fuel challenges

Power sales

Base business

- ✓ Demonstrated technology, inherent safety, and recycled fuel capabilities
- ✓ Strategically focused on small reactors using a modern design approach to develop the Aurora powerhouse
- ✓ Reduced plant complexity and cost to streamline deployment
  Expected 15 MWe plant costs of <$60 million with targeted construction time of <1 year[1]
- ✓ Pursuing an attractive owner-operator business model that is designed to accelerate customer adoption
  Strong customer interest with over 700 MWe under non-binding indications of interest
- ✓ Three project sites; targeting first deployment in 2026/27
- ✓ Intensive regulatory work underway

Fuel recycling

Upside opportunity

- ✓ Spent fuel recycling is done in other countries but not in the U.S.
- ✓ Spent nuclear fuel still contains >90%[2] of its energy content
- ✓ Oklo selected fast reactor technology due to its ability to use either fresh or recycled fuel
- ✓ Oklo selected by the Department of Energy for four cost-share awards to potentially commercialize recycling technologies
- ✓ Fuel recycling could provide potential future margin uplift and new revenue streams

Notes: (1) Targeted plant costs and construction timeline reflects expected run-rate operations after first deployment is achieved, and relies upon current assumptions of timing and costs, which may change through the regulatory process. (2) Department of Energy (5 Fast Facts about Spent Nuclear Fuel).

13
OKLO | AltC Acquisition Corp.

| AltC Acquisition Corp. 14 | Alt C Acquisition Corp. ✓ Power the energy needs of artificial intelligence Accelerate energy transition and reliability Enhance energy security and access Revitalize domestic nuclear fuel manufacturing ✓ ✓ ✓ How we intend to deliver value to the world: Our mission is to provide clean, reliable, affordable energy on a global scale

| Alt C Acquisition Corp. 15 Clean, reliable, and abundant energy is critical to our future Daily Life Emerging U.S. grid reliability issues as demand grows and severe weather events strain aging infrastructure Global electricity demand to triple by 2050 as electrification and living standards grow The problem: The world is simultaneously growing its energy consumption while trying to reverse climate change C - U.S. energy grid grade by the American Society of Civil Engineers 64% Increase in U.S. power outages in the last decade Sources: World Health Organization (climate change and health), McKinsey & Company (Global Energy Perspectives 2022), America n S ociety of Civil Engineers (Report Card for America’s Infrastructure), Department of Energy – Office of Energy Efficiency & Renewable Energy (Data Centers and Servers), Climate Central. Health Climate change viewed as the biggest health threat facing humanity 250,000 Expected additional deaths per year globally between 2030 and 2050 due to climate change Innovation Innovation in artificial intelligence is driving unprecedented computing power and data storage needs 10 – 50x Energy intensity of a data center vs. a traditional office

Nuclear is a reliable clean energy solution deployable at scale today

Emission-free

Firm

on-demand, uninterruptible

Deployable at Scale Today

Nuclear energy advantages

- ✓ Lowest lifecycle emissions of any major generating energy source
- ✓ Highest capacity utilization of any major generating energy source at 93%
- ✓ Operated reliably for over 60 years with 400+ GW of installed capacity in 32 countries
- ✓ Safe baseload energy source
- ✓ Most efficient land use of any energy source
- ✓ Ability to use existing transmission infrastructure
- ✓ Wide variety of applications providing grid flexibility and decarbonization beyond the grid

How other energy solutions compare

Natural gas with carbon capture

- X Natural gas provides firm, baseload energy but it is **not clean**
- X **Requires** expensive gas distribution **infrastructure**
- X **Carbon capture technology** not scalable today

Renewables with battery storage

- X Wind and solar are clean but **cannot provide firm, baseload energy**
- X **Requires** expensive electric transmission **infrastructure**
- X **Battery storage technology** not scalable today

Source: Department of Energy - Pathway to Commercial Liftoff: Advanced Nuclear report (March 2023).

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OKLO | AltC Acquisition Corp.

Nuclear capacity would need to increase 3x for the U.S. to achieve a net-zero energy grid

Nuclear has the potential to replace fossil fuels with clean baseload power and solve the variability issues with current renewable technology, at scale

Up to 770 GW of new clean baseload power
required in the U.S. to reach a net-zero energy grid by 2050



2,669 GW
1,278 GW
Renewables with variable capacity
Non-clean baseload power (fossil fuels)
Clean baseload power(1)
205
866
206
1,175
515
979
~6.0x (970 GW)
Declining
~5.0x (770 GW)(2)
Renewables require large growth in clean baseload power
2021
2050
Clean % of total
16%
37%
Clean % of baseload
19%
66%

Nuclear could provide 200+ GW
as the most viable clean baseload option



2050 nuclear capacity
~300 GW
New advanced nuclear capacity required by 2050 to reach a net-zero(2) energy grid
~200
+3.0x
Current operating U.S. nuclear capacity
~100
2050 nuclear capacity as a multiple of currently operating U.S. nuclear capacity
x

Source: Department of Energy (Pathway to Commercial Liftoff: Advanced Nuclear report - March 2023).
Notes: (1) Firm power is generating capacity that is intended to be always available. Clean, firm power options include nuclear, renewables paired with long duration energy storage, fossil with carbon capture, and geothermal. (2) Includes estimates for limitations on renewables buildout that come from current understanding of land-use intensity, regional siting requirements, supply chain, transmission, and interconnection difficulties that may impact utility-scale renewables deployment.

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OKLO | AltC Acquisition Corp.

| Alt C Acquisition Corp. 18 Policymakers recognize the importance of U.S. leadership in nuclear technology Bipartisan action has delivered meaningful funding and support via the Inflation Reduction Act In August 2022, Congress passed the Inflation Reduction Act , representing a meaningful increase in government support for advanced nuclear through the IRA’s Investment and Production Tax Credits Benefits under the IRA for nuclear include: $700 million Funding for advanced nuclear fuel $250 b illion For Department of Energy Loan Program Office x FY23 and FY24 Appropriations providing $3 billion to support nuclear x ADVANCE (1) Act , introduced in April 2023, to support development and deployment of nuclear energy technologies x International Nuclear Energy Act , reintroduced in March 2023 to promote the facilitation of nuclear energy cooperation with ally and partner nations Up to 50% Investment tax credits Additional bipartisan U.S. support for nuclear Source: The Inflation Reduction Act of 2022, Department of Energy (Inflation Reduction Act Keeps Momentum Building for Nuclea r P ower). Note: (1) Defined as Accelerating Deployment of Versatile, Advanced Nuclear for Clean Energy.

Oklo

Power sales

Base business

Demonstrated technology

Oklo was inspired by the Experimental Breeder Reactor II

- ✓ Ability to produce and sell commercial power
- ✓ Inherent safety
- ✓ Fuel flexibility (fresh fuel and recycled fuel)
- ✓ Competitive with light water reactors

EBR-II demonstrated at scale the unique benefits of fast reactor technology

Modern design approach

Strategically focused on small reactors to eliminate complexity and cost

- ✓ Fewer parts
- ✓ Readily available components
- ✓ Passive safety systems
- ✓ Factory fabrication
- ✓ Streamlined deployment

Expected 15 MWe plant cost of <$60 million and <1-year targeted construction time[1]

Attractive business model

Owner-operator model enabled by unique product attributes

- ✓ Capital efficient
- ✓ Low land use
- ✓ Quick expected construction time
- ✓ Operating simplicity
- ✓ Attractive expected unit economics with upside

Existing competitors cannot replicate model due to larger and more expensive designs

Winning value proposition

Compelling offering that is expected to accelerate customer adoption

- ✓ Low capex solution designed to quickly meet customer needs
- ✓ Contracted access to clean, reliable energy
- ✓ Demonstrated technology with low expected risk (execution and operations)

Strong customer interest with over 700 MWe under non-binding indications of interest

Progressing first deployment

First Aurora powerhouse deployment target of 2026/27

- ✓ Advancing three projects
- ✓ Site and fuel secured for first plant at INL[2]
- ✓ Non-binding commitments to pursue two sites in Southern Ohio

Intensive regulatory work underway to support first deployment

Notes: (1) Targeted plant costs and construction timeline reflects expected run-rate operations after first deployment is achieved, and relies on current assumptions of timing and costs, which may change through the regulatory process. (2) Idaho National Laboratory ("INL"), a Department of Energy national laboratory, is the nation's leading center for nuclear energy research and development.

19

OKLO | AltC Acquisition Corp.

| Alt C Acquisition Corp. 20 Oklo was inspired by the Experimental Breeder Reactor II Experimental Breeder Reactor II Argonne National Laboratory (1964 – 1994) • Fast reactor demonstration plant operated by the U.S. government • Produced about 20 MWe of electric power and operated for 30 years Operated at the Argonne National Laboratory Began operations in 1964 Decommissioned in 1994 Moved to the Idaho National Laboratory in 2005 Why EBR - II inspired Oklo EBR - II demonstrated at scale the benefits of fast reactors that supported design simplification and cost reduction opportunities: Ability to produce and sell commercial power to the grid Flexibility to run on either fresh fuel or recycled fuel Inherent safety performance (self - stabilizing, self - controlling, cooled by natural forces, walk - away safe) Competitive operating and maintenance characteristics compared to commercial light water reactors ✓ ✓ ✓ ✓ EBR - II and Oklo Idaho National Laboratory awarded Oklo access to spent fuel from EBR - II to be used to power the first commercial Aurora powerhouse

Simplified, modern design approach to enable streamlined deployment

Aurora powerhouse design intended to reduce plant complexity, cost, and construction time

Aurora powerhouse

*Liquid metal fast reactor technology for **electricity** and **heat production***

15+ MWe	<1 year	<$60 million	40+ years
Design is expected to be scalable to 50+ MWe[(1)]	*Estimated construction time*	*Estimated construction costs[(2)]*	*Estimated plant design life*



<2 acre of land required[(3)]

Digital rendering for illustrative purposes only

Strategically small

- 15 MWe initial design is expected to reduce complexity while providing a broad set of use cases
- Oklo intends to scale design to 50 MWe

Modern design approach

- Fewer parts, non-pressurized
- Readily available components
- Inherent safety attributes, enabling passive safety system
- Standardized, factory fabrication

Targeting streamlined deployment

- Low land use enables greater site availability
- Cost-competitive and capital efficient
- Unique fuel flexibility (fresh or recycled)
- Reduced supply chain complexity and risk
- Highly repeatable factory fabrication
- Rapid target construction time

Notes: (1) Oklo's initial focus is on the design and deployment of 15 MWe and 50 MWe plant sizes. (2) Targeted plant costs and construction timeline reflects expected run-rate operations after first deployment is achieved, and relies upon current assumptions of timing and costs, which may change through the regulatory process. (3) Inclusive of the Emergency Planning Zone, which for the Aurora reactor is expected to be bounded within the powerhouse building structure.

21

OKLO | AltC Acquisition Corp.

Owner-operator model enabled by reduced product complexity and cost

Oklo intends to build, own, and operate Aurora powerhouses – reactor design enables cost, land, material, and construction time advantages

OKLO

15 MWe plant capacity
(Technology is potentially scalable to 50 MWe)

	15 MWe plant capacity	Competing approaches: 300+ MWe[2] *Other advanced nuclear*	Competing approaches: 1+ GWe [3] *Traditional nuclear*
Lower anticipated plant cost +	✓ <\$60 million[1]	\$2.0+ billion	\$5.0+ billion
Small footprint +	✓ <2 acres of land required ✓ Advantaged proximity to customers	~30 acres	500+ acres
Reduced complexity +	✓ Fewer parts than traditional nuclear ✓ Readily available components ✓ Simple operations with passive safety systems	High-cost specialty material	High-cost legacy supply chain
Quick installation =	✓ <1 year manufacturing and installation timeline[1] ✓ Standardized, factory fabrication	3 – 4 years	6+ years
Unique business model	✓ Build, own, and operate Aurora powerhouses ✓ Sell electricity/heat under long-term contracts	Large utility-scale projects pursued under a traditional licensing model where customers must fund high project costs and bear multi-year construction timelines	

Source: Department of Energy - Pathway to Commercial Liftoff: Advanced Nuclear report (March 2023), Center for Advanced Nuclear Energy Systems.
Notes: (1) Targeted plant costs and construction timeline reflects expected run-rate operations after first deployment is achieved, and relies upon current assumptions of timing and costs, which may change through the regulatory process. (2) Advanced reactor overnight capital costs for next-of-a-kind ("NOAK") assumed to be \$3,600 / kw based on Department of Energy analysis. (3) Overnight capital costs based on the AP-1000.

22

OKLO | AltC Acquisition Corp.

Attractive business model expected to generate compelling recurring revenue

Oklo is pursuing a widely-used revenue model in the global power markets with the sale of electricity under long-term contracts

Oklo value proposition for shareholders

Shareholder opportunity

- ✓ **Large market opportunity** – Oklo is targeting unaddressed decentralized grid use cases (e.g., data centers, defense)
- ✓ Long duration **contracted revenue** that is expected to be recurring and grow over time
- ✓ Revenue source **cannot be disintermediated** by competitors
- ✓ **Expected profitable** unit economics from first year of plant operations[1]
- ✓ **High repeatability** to drive unit growth and launch higher output versions (e.g., 50 MWe)
- ✓ Fuel recycling could provide potential future **margin uplift and new revenue streams**

Revenue model proven across markets

	Country	Focus	Market Value[2]
Ørsted	Denmark	Wind	~$40 billion
edp renewables	Portugal	Wind / Solar	~$20 billion
Brookfield Renewable Energy Partners	Canada	Diverse	~$14 billion
Northland Power	Canada	Wind	~$5 billion
Neoen	France	Wind / Solar	~$5 billion
Boralex	Canada	Wind / Solar	~$3 billion
Innergex	Canada	Wind / Solar	~$2 billion

Notes: (1) The unit economics described herein, including any potential margin upside, is forward-looking information and should not be relied upon as necessarily being indicative of future results. Actual results may differ materially. (2) Reflects market capitalization as sourced from FactSet as of July 7, 2023.

23

OKLO | AltC Acquisition Corp.

Compelling anticipated unit economics with potential upside

Illustrative unit economics: 15 MWe Aurora powerhouse[1]

Cumulative 40-year unit economics ($ millions)



$508
Revenue from power sales
$120
Operating expenses
75%
$388
Plant profit
$107
Capital costs
2.5x
$281
Plant cash flow
• Initial plant cost: $24
• Initial fuel cost: $33
• Refueling cost: $50
$107
Capital cost build-up

75% ***Potential life of plant profit margin***

2.5x ***Potential plant cash flow vs. capital costs***

Potential upside levers:

- ✓ *Fuel recycling*
- ✓ *Investment tax credits*

Illustrative unit economics: 50 MWe Aurora powerhouse[1]

Cumulative 40-year unit economics ($ millions)



$1,452
Revenue from power sales
$288
Operating expenses
80%
$1,163
Plant profit
$198
Capital costs
5.0x
$966
Plant cash flow
• Initial plant cost: $61
• Initial fuel cost: $55
• Refueling cost: $82
$198
Capital cost build-up

80% ***Potential life of plant profit margin***

5.0x ***Potential plant cash flow vs. capital costs***

Potential upside levers:

- ✓ *Fuel recycling*
- ✓ *Investment tax credits*

Note: (1) Assumes all regulatory approvals have been obtained on the expected timelines. The regulatory process, including necessary NRC approvals and licensing, is a lengthy, complex process and projected timelines could vary materially from the actual time necessary to obtain all the required approvals. Assumes capital costs of $24 million and $61 million for the 15 MWe and 50 MWe Aurora powerhouse, respectively, and a 40-year life span for each powerhouse. Assumes NOAK status for each. The unit economics are presented in real terms. Additionally, the unit economics provided herein are for illustrative purposes only. Actual results may differ materially. Refer to slides 37-40 for additional details.

24

OKLO | AltC Acquisition Corp.

| Alt C Acquisition Corp. 25 Winning value proposition intended to accelerate customer adoption Strong customer interest with over 700 MWe under non - binding indications of interest Potential customers Oklo target markets What customers want □ To buy power, not own/operate plants □ Low capex solutions that meet environmental and operational goals □ Access to affordable and reliable carbon - free energy □ Proven technology with low execution and operational risk Oklo value proposition x Potential for zero upfront customer cost , accelerating adoption x Reliable, affordable emission - free energy under long - term contracts , a proven and standard model in global power markets x Underlying technology that has been demonstrated at scale Data centers Defense Factories Industrial Off - grid/ rural Utilities ✓ ✓ ✓ ✓ ✓ ✓ ✓ Active dialogues with potential customers

Advancing three exciting projects towards deployment

Site and initial fuel load secured for 15 MWe plant at the Idaho National Laboratory. Opportunity to deploy two 15 MWe plants in Southern Ohio

1 Idaho National Laboratory

Aurora powerhouse (15 MWe)

Site Identified ✓

Fuel Secured ✓

2017	Oklo signs an MOU with the DOE for a site and High-Assay Low-Enriched Uranium ("HALEU")
2019	DOE issues Oklo a Site Use Permit at Idaho National Laboratory
2020	Idaho National Laboratory awards fuel material to Oklo
2021	Oklo obtains DOE Site Use Permit for Aurora powerhouse
2024	Targeted application acceptance review with the NRC[(1)]
2024 – 26	Anticipated NRC review period for Oklo supply chain development
2026/27	Targeting first electricity production

2-3 Southern Ohio Diversification Initiative

Two Aurora powerhouses (15 MWe each)

Site Identified ✓

- ✓ Partnership with the Southern Ohio Diversification Initiative (SODI)[(2)] **announced on May 18, 2023**
- ✓ Non-binding commitments to **deploy two commercial Oklo power plants** in Southern Ohio

- Plants expected to provide **clean electric power and heat,** with opportunities to expand
- The plants **support job creation** in the area, furthering SODI's mission to improve the quality of life for the southern Ohio community through economic diversification and the advancement of clean energy solutions
- SODI is **funded through a grant from the DOE Office of Nuclear Energy** to support the deployment of advanced reactor technology and the use of a former nuclear plant site

Notes: (1) The U.S. Nuclear Regulatory Commission ("NRC"). (2) The Southern Ohio Diversification Initiative (SODI) mission is to improve the quality of life for Jackson, Pike, Ross, and Scioto Counties through economic diversification, development of underutilized land and facilities on the Department of Energy (DOE) Portsmouth Gaseous Diffusion Plant Site, and continued support of local industry.

26

OKLO | AltC Acquisition Corp.

Intensive regulatory work underway to support first deployment

Oklo has one of the longest continuous regulatory engagements of any advanced, non-light-water reactor company

First ever advanced reactor Combined License Application ("COLA") submitted

- *COLA is a licensing pathway with the NRC combining a construction permit and an operating license*
- *Oklo was the first advanced reactor company in history to submit a COLA for NRC review*
- *In 2022, the NRC denied Oklo's COLA, requesting additional information to resume its review*
- *Oklo gained valuable experience during the process and used the NRC's responses to enhance its regulatory model*



UNITED STATES
NUCLEAR REGULATORY COMMISSION
WASHINGTON, D.C. 20555-0001

June 5, 2020

Dr. Jacob DeWitte
Co-Founder, Chief Executive Officer
Oklo, Inc.
230 E. Caribbean Dr.
Sunnyvale, CA 94089

SUBJECT: OKLO POWER LLC – ACCEPTANCE OF THE APPLICATION FOR A COMBINED LICENSE APPLICATION FOR THE AURORA AT IDAHO NATIONAL LABORATORY

Dear Dr. DeWitte:

By letter dated March 11, 2020 (Agencywide Documents Access and Management System (ADAMS Accession No. ML20075A000), Oklo Power LLC (Oklo) submitted a combined license (COL) application for one micro-reactor to be located at the Idaho National Laboratory located in Idaho. This proposed plant is to be designated as the Aurora. In your letter you stated that you were submitting the COL pursuant to the requirements of Title 10 of the *Code of Federal Regulations* (10 CFR) Part 52, "Licenses, Certifications, and Approvals for Nuclear Power Plants," Subpart C, Combined Licenses.

In accordance with 10 CFR Part 2, "Agency Rules of Practice and Procedure," Part 52, and agency procedures, the NRC staff performed an acceptance review of the Aurora COL application, assessed the various criteria and considerations specified in agency procedures associated with accepting an application, and concluded that it is in the best interest of the nation and the agency to accept this application for docketing. The docket number established for the Aurora is 52-049. As part of its decision to accept and docket the application, the NRC staff considered the following circumstances:

- The Aurora COL application is a first-of-a-kind submission involving a novel reactor design for which there is limited precedent to establish consistent standards for acceptance;
- It is in the national interest to allow innovation and the commercialization of safe and secure advanced nuclear reactors as indicated in the Nuclear Energy Innovation and Modernization Act (NEIMA); and
- Accepting the application should improve the efficiency, timeliness, and cost-effectiveness of the licensing review, and should provide opportunities to minimize the delays that may result from any necessary amendment or supplement to the application.

As stated in the March 30, 2020, letter acknowledging the receipt of the Aurora application (ADAMS Accession No. ML20083G752), it was the NRC's intention to issue a review schedule within 90 days of completion of the acceptance review. The NRC is committed to completing its safety review of the Aurora application in the most efficient and effective manner possible and within the established generic 36-month NRC schedule for such applications in accordance with

- ✓ NRC engagement initiated in 2016
- ✓ COLA submitted in March 2020
- ✓ Deep engagement with the NRC staff in 2020 through 2022 during the COLA review process
- ✓ Valuable experience being leveraged to succeed in its next application submission
- ✓ NRC approved Oklo's Quality Assurance Program Description

Intensive work underway in preparation for the next application filing

- ✓ Substantially **expanded the licensing and regulatory team** to bring **in-house former NRC staff** and regulatory experts
  - – Nearly 10% of Oklo's current employees are former NRC staff members
- ✓ Frequent engagement and information sharing in 2022-23
  - – 9 formal pre-application meetings held on key licensing topics
  - – Over 70 coordination meetings held
  - – Over 50 licensing documents shared
- ✓ Oklo intends to pursue a pre-application audit in 2024
- ✓ Application submission targeted for late 2024 / early 2025
- ✓ **Oklo is deeply appreciative of the NRC staff's hard work and commitment to advancing safe nuclear solutions**

27

OKLO | AltC Acquisition Corp.

Oklo

Fuel recycling

Upside opportunity

Fuel supply constraints

The U.S. currently relies on imports for fresh nuclear fuel

- ✗ In 2022, 95%[1] of uranium for U.S. nuclear plants was foreign-sourced
- ✗ In 2022, 33%[1] of uranium enrichment services for U.S. nuclear plants were purchased from Russia
- ✗ U.S. has limited HALEU production, which is the fuel for advanced reactors

Limited U.S. fuel capabilities is a pressing concern for advanced reactor growth

Large spent fuel stockpiles

The U.S. has large and growing spent fuel stockpiles

- ✗ Expensive to manage
- ✗ U.S. reactors have generated 90,000 tons of spent fuel since 1950[2]
- ✗ 2,000 tons of spent fuel generated each year[2]
- ✗ Spent fuel is currently stored at 70 reactor sites across 35 states[2]

Spent fuel management is complex; needs will grow with new reactor deployment

Spent fuel potential

Spent fuel retains its energy potential and can be recycled

- ✓ Fuel can be recycled and is done so in other countries, such as France
- ✓ >90% of potential energy remains in spent fuel after use by current reactors[2]
- ✗ The U.S. does not currently recycle fuel

Opportunity to address fuel supply constraints and spent fuel stockpiles with recycling

Oklo design advantage

Fast reactors can use either fresh or recycled fuel

- ✓ EBR-II demonstrated fast reactor's ability to use recycled fuel
- ✓ Oklo plants designed with flexibility to use either fresh or recycled fuel
- ✓ First Aurora powerhouse to be fueled by spent fuel recovered from EBR-II

Fuel recycling could provide future margin uplift and new revenue streams

Unique upside opportunity

Oklo is developing fuel recycling capabilities

- ✓ Waste to clean energy
- ✓ Selected for four projects with the Department of Energy to develop fuel recycling technologies
- ✓ Initial plans to pursue a commercial-scale fuel recycling facility in the U.S. by 2030's

Oklo has the potential opportunity to lead the industry in fuel recycling

Notes: (1) U.S. Energy Information Administration (Uranium Marketing Annual Report – 2022). (2) Department of Energy (5 Fast Facts about Spent Nuclear Fuel).

28

OKLO | AltC Acquisition Corp.

| AltC Acquisition Corp. U.S. nuclear power plants are heavily reliant on imported nuclear fuel Nuclear fuel imports | AltC Acquisition Corp. 29 Source of uranium for U.S. nuclear power plants (Uranium oxide, million pounds) (1) Notes: (1) U.S. Energy Information Administration (Nuclear explained – where our uranium comes from). (2) U.S. Energy Information Administration (Uranium Marketing Annual Report – 2022), (3) Orano (All about used fuel processing and recycling). Evolving geopolitical concerns In 2022, 95% (2) of uranium for U.S. nuclear plants was foreign - sourced In 2022, 33% (2) of foreign uranium enrichment services required by U.S. nuclear plants were purchased from Russia 0 20 40 60 80 1950 1960 1970 1980 1990 2000 2010 2020 Domestic production Purchased imports Fuel recycling could reduce U.S. imports The U.S. does not currently recycle spent fuel However, fuel can be recycled and is done so in other countries, such as France Nearly 1 in 10 light bulbs in France runs on recycled nuclear materials (3)

Fuel recycling could provide potential future margin uplift and new revenue streams

Potential opportunity to build and operate facilities that could supply recycled fuel to Aurora powerhouses as well as third-party customers

- Spent fuel recycling is a significant potential cost savings opportunity for Oklo that could reduce both initial plant capital costs as well as ongoing operating costs
- Vertically integrated fuel source will provide security and assurance
- Oklo's recycling approach utilizes pyro-processing, which is a mature technology
- Additional potential revenue streams through the sale of spent fuel management services as well as the sale of byproducts and specialty isotopes to various end markets
- Fuel recycling solves a longstanding issue in the market and can create a sustainable competitive advantage
- In January 2023, Oklo submitted a commercial-scale fuel recycling facility licensing project plan to the Nuclear Regulatory Commission

How fuel recycling works



Dissolve fuel
2
Chop up used fuel
1
3
Separate fuel material via electrochemistry
5
4
Produce power in reactor
Fabricate fuel by casting

30
OKLO | AltC Acquisition Corp.

| Alt C Acquisition Corp. 31 Oklo has the potential opportunity to lead the industry in fuel recycling Oklo selected by the Department of Energy for four cost - share awards to potentially commercialize recycling technologies Oklo’s recycling technology development projects Technology Commercialization Fund x Develop advanced sensors for key recycling process efficiency improvements ARPA – E Open x Utilize machine learning and digital twinning for recycling efficiency improvements and material accountability ARPA – E Onwards x Demonstrate the recycling process end - to - end and develop the technical basis for commercial - scale fuel recycling facility ARPA – E Curie x Demonstrate the conversion of used oxide fuel into metal, enabling the recycling of waste from the current fleet into advanced reactor fuel

| Alt C Acquisition Corp. 32 Deep and differentiated “hard tech,” nuclear engineering, and regulatory expertise …with a highly experienced team Founder - led organization with deep technical expertise and a highly experienced team x Oklo's team comes from Fortune 500 and global companies, as well as government and science backgrounds x Bringing together expertise and experience from several industries to deliver an advanced energy product (e.g., nuclear power, aerospace, automotive and tech) Jacob DeWitte Co - Founder and CEO Co - Founded Oklo in 2013 Caroline Cochran Co - Founder and COO Co - Founded Oklo in 2013 • 15+ years of experience in nuclear technology • PhD in nuclear engineering, MIT • Prior experiences at GE, Sandia National Labs, Urenco U.S., and the US Naval Nuclear Laboratory • 15+ years of experience in nuclear technology • MS in nuclear engineering, MIT • Prior experiences in the Office of the Secretary of Defense and U.S. Department of Energy Nuclear Energy Advisory Committee Founder - led organization… 51 employees, including 8 PhDs (16%) and 20 Masters in Engineering / Science (39%) Multiple engineers and regulatory experts have joined the Oklo team since the last licensing process Six former NRC staff members to assist with the next application filing Board of Directors includes leading hard tech investors

| AltC Acquisition Corp. 33 Strong policy support driven by critical need for nuclear energy Simplified, modern design approach applied to demonstrated technology Attractive business model targeting profitable recurring revenue Winning value proposition intended to accelerate customer adoption Site and fuel secured for first deployment Embedded potential upside from unique fuel recycling opportunity Strong founder - led team with deep technical expertise Our mission is to provide clean, reliable, affordable energy on a global scale Compelling opportunity aligned with AltC’s “hard tech” investment focus Why invest 1 2 3 4 5 6 7 Oklo’s Aurora powerhouse Digital rendering for illustrative purposes only

| Alt C Acquisition Corp. Oklo history 1 Transaction information Oklo financial information 2 3 Supporting material Digital rendering for illustrative purposes only

Oklo is building upon a strong track record of development success

Deep technical background, strong partnerships, and intensive regulatory engagement

2013

Oklo founded

2014

Oklo raises seed round from Y Combinator

2015

Oklo raises second seed round from Y Combinator led by Sam Altman and a Series A round led by DCVC Data Collective & MITHRIL

2016

Oklo begins formal pre-application process with NRC

2017

Oklo demonstrates ability to fabricate fuel prototypes using gravity casting

2018

Oklo pilots novel application with the NRC Thermal testing at Sandia National Lab

2019

DOE issues Oklo a Site Use Permit at Idaho National Laboratory and Idaho National Laboratory awards fuel material to Oklo

2020

Oklo submits novel combined license application to the NRC

NRC approves Oklo's quality assurance program description

2021

Oklo receives site specific authorization for Aurora powerhouse located at the Idaho National Laboratory

2023

Oklo submitted commercial-scale fuel recycling facility licensing project plan to the NRC

Oklo announces partnership with the Southern Ohio Diversification Initiative (SODI) for two plants in Ohio

2024/2025

Oklo plans submission of updated combined license application to the NRC

2026/2027

Oklo targets first deployment and electricity production at Idaho National Laboratory

35

OKLO | AltC Acquisition Corp.

| Alt C Acquisition Corp. Oklo history 1 Transaction information Oklo financial information 2 3 Supporting material Digital rendering for illustrative purposes only

| Alt C Acquisition Corp. 37 Illustrative unit economics: Aurora powerhouse (15 MWe) Oklo believes that expected cumulative plant cash flow equals more than 2.5x expected cumulative capital costs Notes: (1) Key assumptions based on expected NOAK (nth of a kind) plant. (2) Assumes all regulatory approvals have been obtai ned on the expected timelines. The regulatory process, including necessary NRC approvals and licensing, is a lengthy, complex process and projected timelines could vary materially from the actual time necessary to obtain all the required approvals. Th e u nit economics are presented in real terms and are presented as of May 2023. The unit economics provided herein are for illust rat ive purposes only. Actual results may differ materially. (3) FOAK (first - of - a - kind) plant capital expenditure expected to be ~$34 mi llion. (4) Represents 15 MWe generating capacity at a 92% capacity factor. Aurora powerhouse (15 MWe) (2) 0 50 100 150 Year 2 Year 4 Year 6 Year 8 Year 10 Illustrative Annual Deployments (Units) Low High • 40 - year plant design life • Plant capital expenditures: ‒ Initial plant construction cost of approximately $24.0 million (excluding initial fuel load) (3) • Fuel capital expenditures: ‒ Initial fuel load of 4,750 kg ‒ Refueling load of 2,375 kg every 10 years over the 40 - year plant design life ‒ Does not assume Oklo recycles fuel for internal supply. Assumes all fuel is newly fabricated HALEU purchased from a third - party supplier at a cost of $7,000 / kg • Revenue from annual power sales : recurring revenue of approximately $13.0 million assuming annual generation of approximately 121,000 MWh (4) and average real power price of $105 / MWh • Operating costs: ‒ Annual fixed expense of $2.4 million ‒ Annual variable expense of $5.00 / MWh T+0 T+1 T+2 T+3 T+4 T+5 T+10 40-Yr Life of Plant ($ in Millions) Capital Expenditures ($57) ($17) ($107) Construction of Plant ($24) ($24) Fuel Capex ($33) ($33) Refueling Capex ($17) ($50) Revenue $13 $13 $13 $13 $13 $13 $508 Revenue from Power Sales $13 $13 $13 $13 $13 $13 $508 Expenses ($3) ($3) ($3) ($3) ($3) ($3) ($120) Fixed Plant ($2) ($2) ($2) ($2) ($2) ($2) ($96) Variable Plant ($1) ($1) ($1) ($1) ($1) ($1) ($24) Annual Plant Cash Flow ($57) $10 $10 $10 $10 $10 ($7) $281 Cash Margin NA 76.4% 76.4% 76.4% 76.4% 76.4% (54.4%) 55.4% Key Assumptions (1)(2) Aurora 15 MWe Illustrative Unit Economics (1)(2)

| Alt C Acquisition Corp. 38 Illustrative unit economics: Aurora powerhouse (50 MWe) Oklo believes that expected cumulative plant cash flow equals more than 5.0x expected cumulative capital costs Notes: (1) Key assumptions based on expected NOAK (nth of a kind) plant. (2) Assumes all regulatory approvals have been obtai ned on the expected timelines. The regulatory process, including necessary NRC approvals and licensing, is a lengthy, complex process and projected timelines could vary materially from the actual time necessary to obtain all the required approvals. Th e u nit economics are presented in real terms and are presented as of May 2023. The unit economics provided herein are for illust rat ive purposes only. Actual results may differ materially. (3) FOAK (first - of - a - kind) plant capital expenditure expected to be ~$86 mi llion. (4) Represents 50 MWe generating capacity at a 92% capacity factor. • 40 - year plant design life • Plant capital expenditures: ‒ Initial plant construction cost of approximately $61.0 million (excluding initial fuel load) (3) • Fuel capital expenditures: ‒ Initial fuel load of 7,800 kg ‒ Refueling load of 3,900 kg every 10 years over the 40 - year plant design life ‒ Does not assume Oklo recycles fuel for internal supply. Assumes all fuel is newly fabricated HALEU purchased from a third - party supplier at a cost of $7,000 / kg • Revenue from annual power sales : recurring revenue of approximately $36.0 million assuming annual generation of approximately 403,000 MWh (4) and average real power price of $90 / MWh • Operating costs: ‒ Annual fixed expense of $5.6 million ‒ Annual variable expense of $4.00 / MWh Key Assumptions (1)(2) Aurora 50 MWe Illustrative Unit Economics (1)(2) T+0 T+1 T+2 T+3 T+4 T+5 T+10 40-Yr Life of Plant ($ in Millions) Capital Expenditures ($116) ($27) ($198) Construction of Plant ($61) ($61) Fuel Capex ($55) ($55) Refueling Capex ($27) ($82) Revenue $36 $36 $36 $36 $36 $36 $1,452 Revenue from Power Sales $36 $36 $36 $36 $36 $36 $1,452 Expenses ($7) ($7) ($7) ($7) ($7) ($7) ($288) Fixed Plant ($6) ($6) ($6) ($6) ($6) ($6) ($224) Variable Plant ($2) ($2) ($2) ($2) ($2) ($2) ($65) Annual Plant Cash Flow ($116) $29 $29 $29 $29 $29 $2 $966 Cash Margin NA 80.1% 80.1% 80.1% 80.1% 80.1% 4.9% 66.5% Aurora powerhouse (50 MWe) (2) 0 50 100 150 Year 2 Year 4 Year 6 Year 8 Year 10 Illustrative Annual Deployments (Units) Low High

Illustrative FOAK to NOAK unit economics overview

Aurora powerhouse (15 MWe)(1)(2)

Inputs	FOAK	NOAK
Plant Capital Cost ($mm)	Approx. $34.0	Approx. $24.0
Fuel Capital Expenditures		
Initial Fuel Load (kg)	*5,000*	*4,750*
Initial Fuel Capex ($mm)	Approx. $35.0	Approx. $33.0
Refueling Load (kg)	*2,500*	*2,375*
Refuel Capex ($mm)(2)	Approx. $53.0	Approx. $50.0
Operating Costs		
Annual Fixed Expense ($mm)	$3.8	$2.4
Annual Variable Expense ($ / MWh)	$6.00	$5.00

Aurora powerhouse (50 MWe)(1)(2)

Inputs	FOAK	NOAK
Plant Capital Cost ($mm)	Approx. $86.0	Approx. $61.0
Fuel Capital Expenditures		
Initial Fuel Load (kg)	*8,000*	*7,800*
Initial Fuel Capex ($mm)	Approx. $56.0	Approx. $55.0
Refueling Load (kg)	*4,000*	*3,900*
Refuel Capex ($mm)(2)	Approx. $84.0	Approx. $82.0
Operating Costs		
Annual Fixed Expense ($mm)	$7.2	$5.6
Annual Variable Expense ($ / MWh)	$5.00	$4.00

Notes: (1) Assumes all regulatory approvals have been obtained on the expected timelines. The regulatory process, including necessary NRC approvals and licensing, is a lengthy, complex process and projected timelines could vary materially from the actual time necessary to obtain all the required approvals. The unit economics provided herein are for illustrative purposes only. Actual results may differ materially, (2) Run-rate of 20 units is expected requirement to achieve NOAK unit economics, (3) Reflects total refueling capex over the 40-year plant design life.

39

OKLO | AltC Acquisition Corp.

| Alt C Acquisition Corp. 40 Additional financial information Assumption Commentary General and Administrative Expenses • Before first deployment : Approximately $19.5 million in 2024 scaling to approximately $34.5 million by 2027 • Long - term assumption : Approximately 20% of power revenue Manufacturing Facility Expenditures • Reflects the required spend by Oklo to establish manufacturing and fabrication capabilities to support deployment of the Aurora powerhouse • Approximately $40 million in plant manufacturing facility capital expenditures by 2030 (1) Maintenance Expenditures • Approximately 10% maintenance capital expenditures of initial plant capital costs every 10 years Occupancy Expense • Approximately 5.0% of power revenue Working Capital • Approximately 4.0% of power revenue Notes: (1) Does not include any potential fuel fabrication or recycling investment.

| Alt C Acquisition Corp. Oklo history 1 Transaction information Oklo financial information 2 3 Supporting material Digital rendering for illustrative purposes only

Proposed transaction overview

Transaction values Oklo at a pre-money equity value of $850 million, which is roughly half the value of comparable clean energy go public transactions

Estimated transaction sources and uses

Sources	$ millions	%
AltC cash-in-trust [1][2]	516	38%
Existing Oklo shareholders [3]	850	62%
Total sources	**1,366**	**100%**

Uses	$ millions	%
Cash to balance sheet [4]	478	35%
Existing Oklo shareholders [3]	850	62%
Illutrative fees and expenses	38	3%
Total uses	**1,366**	**100%**

Pro forma ownership

Assumes $10 per share	Shares (millions)	% Ownership
Existing Oklo shareholders [3]	85	60%
AltC shareholders [1][5]	58	40%
Total sources	**143**	**100%**

Transaction highlights

- Pre-money equity value of $850 million, which is roughly half the value of comparable clean energy go public transactions
- Up to 15.0 million earnout shares available for existing Oklo shareholders, vesting ratably at $12.00, $14.00, and $16.00 per share within 5-years of closing
- No cash to Oklo shareholders – will roll 100% of existing shares
- All proceeds raised, net of transaction expenses, will go directly to Oklo's balance sheet and will be used to accelerate its business plan and fund the first deployment of the Aurora powerhouse
- AltC sponsor will subject 100% of retained shares to performance vesting
- Oklo founders and AltC sponsor shares will be subject to a staggered lock- up over 3 years following closing of the business combination

Notes: (1) AltC cash-in-trust was $515,791,749 as of June 30, 2023. For illustrative purposes only, (2) Assumes no AltC shareholders exercise their redemption rights to receive cash from the trust account at closing, (3) Proposed transaction pre-money equity value, subject to potential increase for permitted company financings prior to close of the business combination. Pre-money equity value to convert at $10 per share at close of the business combination. Excludes impact of potential earnout shares, (4) AltC cash-in-trust less illustrative fees and expenses, (5) Includes all outstanding AltC Class A shares. Includes the potential dilutive impact of 6.250 million Class B founder shares that are unvested at close and subject to vesting if the post-closing share price remains at or above $10 per share for 20 of 60 days. Excludes the impact of 3.125 million Class B founder shares that vest at $12.00 per share and 3.125 million Class B founder shares that vest ratably at $14.00 per share and $16.00 per share within 5-years of closing.

42

OKLO | AltC Acquisition Corp.

| Alt C Acquisition Corp. Notes: (1) Excluding earnout shares and adjustments for permitted financings. 43 Simple transaction structure with alignment of long - term interests between public investors, the AltC sponsors, and existing Oklo shareholders • Oklo shareholders will receive 85.0 million shares (1) in the combined company as part of the transaction; no cash proceeds to be received by Oklo shareholders • Up to 15.0 million earnout shares available upon share price appreciation of 20 – 60% within 5 - years; enables transaction value to be set at an attractive level by providing upside to Oklo shareholders if the share price rises • AltC sponsor will un - vest 100% of founder shares at close of the business combination and will not earn back its shares unless the share price appreciates • Oklo founders and AltC sponsor shares will be subject to a staggered lock - up over 3 years following close of the business combination • Committed to operate with strong public company governance • Board with relevant expertise to be assembled; one director nominated by AltC and another director mutually designated by AltC and Oklo • Oklo will have a single class of shares following the transaction with equal voting rights for all shareholders • Simplicity is core to Oklo’s ethos – straightforward corporate structure and no special agreements that only benefit existing Oklo shareholders x All net transaction proceeds invested in Oklo, no cash to Oklo shareholders x Oklo shareholders to roll 100% of existing equity x AltC’s sponsor to subject 100% of retained shares to performance vesting x Long duration lock - up for Oklo founders and AltC’s sponsor x Board of director talent to be assembled to provide support from proven business leaders and value creators in the public markets x Single class of shares with equal voting rights for all shareholders x No complex corporate structure or special shareholder tax agreements Oklo shareholders to roll 100% of existing equity into the combined company Oklo shareholders eligible for performance - based earnout shares AltC sponsor will subject 100% of retained shares to performance vesting Long duration lock - up for Oklo founders and AltC sponsor Leading governance and board of director talent Single class of shares No complex corporate structure or special shareholder tax agreements Transaction structure priorities Public investor benefits Proposed transaction structure

| Alt C Acquisition Corp. 44 Risk Factors 1. Our business plan requires substantial investment . If there are significant redemptions in connection with the proposed Business Combination, we may need to make significant adjustments to our business plan or seek additional capital . Depending on our available capital resources, we may need to delay or discontinue expected near - term expenditures, which could materially impact our business prospects, financial condition, results of operations and cash flows by limiting our ability to pursue some of our other strategic objectives and/or reducing the resources available to further develop our design, sales and manufacturing efforts . 2. In order to fulfill our business plan, we will require additional funding in addition to any funding resulting from the proposed Business Combination . Such funding may be dilutive to our investors and no assurances can be provided as to the availability or terms of any such funding . Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding . 3. Our projected corporate expenditures and our ability to achieve profitability are subject to numerous risks and uncertainties, including uncertainties related to the impact of inflation, evolving regulatory requirements, raw material and nuclear fuel availability, global conflicts, global supply chain challenges and component manufacturing and testing uncertainties, local and domestic energy policies, international energy policies, international trade policies, government contracting and procurement rules, among other factors . Accordingly, it is possible that our overall expenditures could be higher than the levels we currently estimate, and any increases could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows . 4. We may experience a disproportionately larger impact from inflation and rising costs . Although the impact of material cost, labor, or other inflationary or economically driven factors will impact the entire nuclear and energy transition industry (including renewable sources of electricity, like solar and wind), the relative impact will not be the same across the industry, and the particular effects within the industry will depend on a number of factors, including material use, technology, design, structure of supply agreements, project management and other factors, which could result in significant changes to the competitiveness of our technology and our ability to sell our powerhouses, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows . 5. We are an early - stage company with a history of financial losses (e . g . , negative cash flows), and we expect to incur significant expenses and continuing financial losses at least until our powerhouses become commercially viable, which may never occur . 6. If we fail to manage our growth effectively, we may be unable to execute our business plan which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows . 7. We have not yet sold any powerhouses or entered into any binding contract with any customer to deliver electricity or heat and there is no guarantee that we will be able to do so in the future . This limited commercial operating history makes it difficult to evaluate our prospects and the risks and challenges we may encounter . 8. Our business plan includes the use of investment tax credits, production tax credits or other forms of government funding to finance the commercial development of our powerhouses, and there is no guarantee that our projects will qualify for these credits or that government funding will be available in the future . 9. The amount of time and funding needed to bring our powerhouses to market may greatly exceed our projections . 10. Our construction and delivery timeline estimates for our powerhouses may increase due to a number of factors, including the degree of pre - fabrication, standardization, on - site construction, long - lead procurement, contractor performance, plant qualification testing and other site - specific considerations . 11. We do not currently employ any risk sharing structures to mitigate the risks associated with the delivery and performance of our powerhouses . Any delays or setbacks we may experience for our first commercial delivery or failure to obtain final investment decisions for future orders could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation . 12. Any failure to effectively update the design, construction, and operations of our powerhouses to ensure cost competitiveness could reduce the marketability of our powerhouses and adversely impact our expected deployment schedules . 13. Our business plan and our ability to achieve profitability relies on the concurrent development of two configurations of our powerhouses ( 15 MWe and 50 MWe), and makes certain assumptions with respect to learnings, efficiencies and regulatory approvals as a result of this concurrent development approach which may not be accurate or correct . Any adverse change to these assumptions may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows . 14. Our business plan and our ability to achieve profitability may also rely on the development of other configurations of our powerhouses ( 100 MWe, or other sizes), and makes certain assumptions with respect to learnings, efficiencies and regulatory approvals as a result of this new development approach which may not be accurate or correct . Any adverse change to these assumptions may have a material adverse effect on our business prospects, financial condition and results of operation and cash flows . 15. Our cost estimates are highly sensitive to broader economic factors, and our ability to control or manage our costs may be limited . Capital and operating costs for the deployment of a first - of - a - kind powerhouse like the Aurora are difficult to project, inherently variable and are subject to significant change based on a variety of factors including site specific factors, customer off - take requirements, regulatory oversight, operating agreements, supply chain availability, supply chain availability effects on reactor and power plant performance, inflation and other factors . 16. Opportunities for cost reductions with subsequent deployments are similarly uncertain . To the extent cost reductions are not achieved within the expected timeframe or magnitude, the Aurora may not be cost competitive with alternative technologies, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation . 17. The amount of time and funding needed to bring our nuclear fuel to market at scale may significantly exceed our expectations . Any material change to our assumptions or expectations with respect to our timeline and funding needs, or any material overruns or other unexpected increase in costs or delays, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation . 18. The market for advanced fission power is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected and may be superseded or rendered obsolete by new technology or the novel application of existing technology . 19. The market for recycled nuclear fuel in the United States is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected as a result our investment in recycling may be misplaced . 20. We and our customers operate in a politically sensitive environment, and the public perception of fission energy can affect our customers and us . 21. Our technology requires regulatory approvals, and policies around the handling and use of radioactive materials that affect regulatory requirements, processes and the ability to regulate these technologies may change and make regulatory approvals not attainable, adversely affecting our business .

| Alt C Acquisition Corp. 45 Risk Factors 22. Our business plan involves contracting with the government and government - affiliated entities, and any changes or delays to contracting procedures, rules and regulations could lengthen our timeframes to construct and operate our plants, which could materially and adversely affect our business . 23. Incidents involving nuclear energy facilities in the United States or globally, including accidents, terrorist acts or other high profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, our customers and the markets in which we operate, and such adverse effects could potentially decrease demand for nuclear energy, increase regulatory requirements and costs or result in liability or claims that could materially and adversely affect our business . 24. While we believe our cost estimates are reasonable, they may increase significantly through design maturity, when accounting for supply chain availability, fabrication costs, as we progress through the regulatory process, or as a result of other factors, including unexpected cost increases that particularly effect our powerhouses . 25. Building a new fuel fabrication facility is challenging as a result of many factors, including regulatory and construction complexity, and may take longer or cost more than we expect . 26. We have not sought nor received third - party cost estimates at this time but expect to do so in the future . Such third - party cost estimates may be significantly higher than our current estimates, which may affect the marketability of our powerhouses and our expectations with respect to our business plan and future profitability 27. There is limited precedent for independent developer construction and operation, or use of power purchase agreements, other behind - the - meter or off - grid business models relating to deployment of fission power plants . 28. There is limited operating experience for metal - fueled fast reactors of this type, configuration and scale, compared to that of the existing fleet of large light water reactors . This may result in greater than expected construction cost, deployment timelines, maintenance requirements, differing power output and greater operating expense . 29. Operating a nuclear power plant in a remote environment or in an industrial application has additional risks and costs compared to conventional electric power and heat applications . Such deployments may require additional costs including costs associated with the licensing process, configuration control of the plant, minimum operating staff, training, security infrastructure, radiation protection, government reporting, and nuclear insurance, all of which may be cost prohibitive or reduce the competitiveness of technology . 30. Competition from existing or new competitors or technologies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share . 31. Successful commercialization of new, or further enhancements to existing, alternative carbon - free energy generation technologies, such as adding carbon capture and sequestration/storage mechanisms to fossil fuel power plants, wind, solar, or fusion, may prove to be more cost effective or appealing to the global energy markets and therefore may adversely affect the market demand for, and our ability to, successfully commercialize our targeted powerhouses . 32. The cost of electricity and heat generated from our powerhouses may not be cost competitive with electricity and/or heat generated from other sources, and there is no guarantee that we will be able to charge a premium relative to other energy sources, which could materially and adversely affect our business prospects, financial condition, results of operations and cash flows . 33. Changes in the availability and cost of oil, natural gas and other forms of energy are subject to volatile market conditions that could adversely affect our business prospects, financial condition, results of operations and cash flows . 34. We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first - of - a - kind or sole use in our power plants . We and our third party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs or obtain such materials on favorable terms . 35. The operations of our planned fuel facility in Idaho, planned power plants in Idaho and Ohio, and any future facilities, will be highly regulated by the U . S . federal and state - level governmental authorities, including the U . S . Nuclear Regulatory Commission (“NRC”) and regulatory bodies in other jurisdictions in which we may establish operations . Our operations and business plans could be significantly impacted by changes in government policies and priorities . 36. Our business is subject to stringent U . S . export control laws and regulations . Unfavorable changes in these laws and regulations or U . S . government licensing policies, our failure to secure timely U . S . government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our ability to expand globally and thereby affect our business prospects, financial condition, results of operations and cash flows . 37. Changes in governmental agency budgets as well as staffing shortages at national laboratories and other governmental agencies may lengthen our estimated timelines for regulatory approval and construction . 38. We are pursuing an application for a novel design with the NRC, which will require NRC approval of our safety system design among other approvals and may result in additional analysis and design changes, including potential redesigns of certain systems, and could lead to increased costs and delays with respect to regulatory approvals . 39. We have not yet submitted our updated combined operating license application to the NRC and no powerhouse in the Aurora product family has yet been approved or licensed for use at any site by the NRC or any other regulatory agency, and approval or licensing of these designs and the timing of such approval or licensing, if any, is not guaranteed . 40. The existing NRC framework has not been applied to license a nuclear fuel recycling facility for commercial use, and there is no guarantee that the NRC will support the development of our proposed nuclear fuel recycling facility on the timeline we anticipate or at all . 41. Our fuel fabrication facilities will be highly regulated by the U . S . government, potentially including both the NRC and the U . S . Department of Energy and approval or licensing of these facilities is not guaranteed . 42. The design of the Aurora powerhouses has not been approved in any country, and approvals must be obtained on a country - by - country basis before the powerhouses can be deployed . Approvals may be delayed or denied or may require modification to our design, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows . 43. Our operations involve the use, transportation and disposal of toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence . 44. Our powerhouses, like many advanced fission reactors, are expected to rely, in part, on high assay low enriched uranium (“ HALEU ”) which is not currently available at scale . Access to a domestic supply of HALEU may require significant government assistance, regulatory approval, and additional third - party development and investment to ensure availability . If we are unable to access HALEU , or our access is delayed, our ability to manufacture fuel and to produce electricity and/or heat will be adversely affected, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows . 45. We must obtain governmental licenses to possess and use radioactive materials, including isotopes of uranium, in our fuel facility operations . Failure to obtain or maintain, or delays in obtaining, such licenses could impact our ability to generate electricity and/or heat for our customers and have a material adverse effect on our business prospects, financial condition, results of operations and cash flows .

| Alt C Acquisition Corp. 46 Risk Factors 46. We must obtain regulatory approvals for the use of various materials in our powerhouse designs . This includes long lead time irradiation testing and analysis, which may require redesign or use of alternative suppliers if results are unsatisfactory . 47. We may require certain materials and components which are only produced in limited quantity and may be predominantly produced outside of the United States . Cultivating supply chain manufacturing capacity for key materials and components depends on supply chain partners and may require cooperation from the United States or other governments and may result in shortages and delays if not accomplished within assumed timelines or costs . 48. Unresolved spent nuclear fuel storage and disposal policy issues and associated costs could have a significant negative impact on our plans to recycle spent fuel as a potential fuel source for our powerhouses . Additionally, U . S . policy related to storage and disposal of used fuel from our power plant and/or negative customer perception of risks relating to these policies could have a significant negative impact on our business prospects, financial condition, results of operations and cash flows . 49. The nature of our business requires us to interact with various governmental entities, making us subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and we may be negatively or positively impacted by any change thereto . 50. Prospective future customers may also require that we comply with their own unique requirements relating to their compliance with policies, priorities, regulations, controls and mandates, including provision of data and related assurance for environmental, social, and governance related standards or goals . 51. Power purchase agreements are a key component to our anticipated business model for sales of power, and customers may be able to void all or part of these contracts under certain circumstances . We may need to find substitute customer power and/or heat offtake, or may need to cancel licensing work related to particular customers and sites as a result of changes in customer demand or contracts with customers . 52. Power purchase agreements may include penalties for not delivering sufficient electric and/or heat energy on schedule, which may result in liabilities and reductions in cash flow . 53. We could incur substantial costs as a result of violations of, or liabilities under, environmental laws . 54. Changes in tax laws could adversely affect our business prospects and financial results . 55. The U . S . government’s budget deficit and the national debt, as well as any inability of the U . S . government to complete its budget or appropriations process for any government fiscal year could have an adverse impact on our business prospects, financial condition, results of operations and cash flows . 56. We rely on intellectual property law and confidentiality agreements to protect our intellectual property . We may also rely on intellectual property we license from third parties . Our failure to protect our intellectual property rights, our infringement of third - party intellectual property or our inability to obtain or renew licenses to use intellectual property of third parties, could adversely affect our business . 57. Uncertain global macro - economic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flows . 58. We depend on key executives and management to execute our business plan and conduct our operations . A departure of key personnel could have a material adverse effect on our business . 59. Our business plan requires us to attract and retain qualified personnel including personnel with highly technical expertise . Our failure to successfully recruit and retain experienced and qualified personnel could have a material adverse effect on our business . 60. Reduction in energy demand or changes in climate - related policies may change market conditions, reducing our product’s competitiveness and affecting company performance . 61. There is substantial doubt about our ability to continue as a going concern, and we may require additional future funding whether or not the Business Combination is consummated . 62. Beginning in January 2022 , there has been a precipitous drop in the market values of growth - oriented companies like ours, particularly companies that entered into business combination agreements with SPACs . In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value . As a result, our securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the trust fund . If there are substantial redemptions, there will be a lower float of our common stock outstanding, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination . 63. Securities of companies formed through SPAC mergers such as the proposed transaction may experience a material decline in price relative to the share price of the SPAC prior to the merger .

| Alt C Acquisition Corp. Digital rendering for illustrative purposes only